Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-149827 and 333-137318 on Form S-8 and Registration Statement No. 333-190651 on Form S-3 of our report dated March 24, 2015, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Lpath, Inc. for the year ended December 31, 2014.

/s/ Moss Adams LLP
San Diego, California
March 24, 2015